Cohen McCurdy
Certified Public Accountants

Cohen McCurdy, Ltd.
800 Westpoint Pkwy., Suite 1100
Westlake, OH 44145-1524

www.cohenmccurdy.com

440.835.8500
440.835.1093 *fax*

Consent of Independent Registered Public Accounting Firm

As the independent registered public accounting firm, we hereby consent to the use of our report incorporated by reference herein dated August 12, 2005 on the financial statements of the Boyle Marathon Fund as of June 30, 2005 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Boyle Marathon Fund's Registration Statement on Form N-1A (File No. 333-41565 and 811-08501).

Cohen McCurdy

Cohen McCurdy, Ltd.
Westlake, Ohio
May 5, 2006